WINDES & MCCLAUGHRY
ACCOUNTANCY CORPORATION
Certified Public Accountants & Consultants
EXCEEDING EXPECTATIONS SINCE 1926

Established 1926

Von Karman Towers
18201 Von Karman Ave.,
Suite 1060
Irvine, CA 92612

Tel: (949) 271-2600
Fax: (949) 660-5681

www.windes.com

Other Offices:
Long Beach
Torrance
Los Angeles

April 14, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Universal Travel Group ("Company") filed with the Securities and Exchange Commission pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K Universal Travel Group dated April 14, 2011. We agree with the statements concerning Windes & McClaughry ("Windes") in such Form 8-K in paragraphs 1 thru 5, and 9 and 10, and we disagree with the Company's statement regarding Windes in the last paragraph stating: "As a result of Windes resignation, we will not be able to file our Annual Report on Form 10-K by April 15, 2011." Windes resignation did not impact or affect whether the Company would have been able to file on or by April 15, 2011. Irrespective of our resignation, the Company would not have been able to file such annual report on Form 10-K on or by April 15, 2011 as Management and the Audit committee were unwilling to cooperate and help facilitate the audit processes incidental to completion of the audit. As a direct result of the same, Windes would not have been in a position to complete the audit and therefore the Company would not have been able to file on or by April 15, 2011. In addition, recent statements made and/or positions taken by the Audit Committee and/or Management, appeared to impair our independence thereby prohibiting us from rendering an opinion on the December 31, 2010 consolidated financial statements. We are not in a position to agree or disagree with any other statements contained in such Form 8-K.

In addition, we must clarify that due to our resignation we did not conduct any further work or investigate the 'reportable events" described in such Form 8-K.

Very truly yours,

Windes & McClaughry

Windes & McClaughry